Filed pursuant to Rule 424(b)(3)
Registration No. 333-195292

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC.
SUPPLEMENT NO. 4, DATED JANUARY 12, 2017, TO PROSPECTUS DATED JUNE 30, 2016

This prospectus supplement, dated January 12, 2017 (“Supplement No. 4”) is part of the prospectus of Lightstone Value Plus Real Estate Investment Trust III, Inc. (the “Company,” “we,” “us” or “our”), dated June 30, 2016 (the “Prospectus”), as supplemented by Supplement No. 1, dated July 22, 2016 (“Supplement No. 1”), Supplement No. 2, dated August 31, 2016 (“Supplement No. 2”) and Supplement No. 3, dated November 22, 2016 (“Supplement No. 3”). This Supplement No. 4 supplements, modifies or supersedes certain information contained in the Prospectus and Supplements No. 1, No. 2 and No. 3, and must be read in conjunction with the Prospectus and Supplements No. 1, No. 2 and No. 3. This Supplement No. 4 forms a part of, and must be accompanied by, the Prospectus and Supplements No. 1, No. 2 and No. 3.

The purpose of this Supplement No. 4 is to update the current selling commissions options that participating broker-dealers or registered representatives of the dealer manager who sold the Common Shares may elect to take.

PROSPECTUS UPDATES

Cover Page

The sentence following the asterisk footnote will be deleted in its entirety and replaced with the following:

* Discounts and deferrals on selling commissions and discounts on dealer manager fees are available for some categories of investors and for “single purchasers” (as defined below) of more than $1,500,000 in value of Common Shares.

Prospectus Summary

In the table found in the Prospectus Summary on page 12, the paragraph in the Determination of Amount column in the Selling Commissions row will be deleted in its entirety and replaced with the following:

“Our dealer manager receives selling commissions in an amount of up to 7.0% of the gross proceeds in our primary offering. Our dealer manager re-allows all selling commissions to the participating broker-dealer or registered representative of the dealer manager who actually sold the Common Shares. No selling commissions will be paid with respect to sales under our DRIP. Alternatively, a participating broker-dealer or registered representative of the dealer manager who actually sold the Common Shares may elect to receive a fee equal to 7.0% of the gross proceeds from the sale thereof, with either (a) 2.0% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale or (b) 3.0% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fourth anniversary of the closing of such sale. The total amount of all items of compensation from any source payable to our dealer manager or the participating broker-dealers will not exceed an amount that equals 10.0% of the gross proceeds of the offering (excluding Common Shares purchased through our DRIP).”

In the table found in the Prospectus Summary on page 13, the last sentence of the paragraph in the Determination of Amount column in the Dealer Manager Fee row will be deleted in its entirety such that the paragraph reads:

“Our dealer manager receives a dealer manager fee in an amount of up to 3.0% of the gross proceeds in our primary offering. Our dealer manager, in its sole discretion, may re-allow all or any portion of the dealer manager fee to participating broker-dealers as a marketing fee. No dealer manager fee will be paid with respect to sales under our DRIP.”

Estimated Use of Proceeds

The footnote to Selling commissions and dealer manager fee, which is footnote 2, on page 79 of the Prospectus will be amended as follows.

The fifth and sixth sentences in footnote 2, which read:

“Alternatively, a participating broker-dealer or registered representative of the dealer manager who actually sold the Common Shares may elect to receive a fee equal to 7.5% of the gross proceeds from the sale thereof, with 2.5% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale, in which event, a portion of the dealer manager fee will be re-allowed such that the combined selling commission and dealer manager fee do not exceed 10.0% of the gross proceeds from the sale of our Common Shares. The dealer manager fee will be reduced to 2.5% of the gross proceeds on sales by a participating broker-dealer or registered representative of the dealer manager in our primary offering in the event a participating broker-dealer or registered representative of the dealer manager elects to receive the 7.5% fee described in the preceding sentence.”

will be deleted and replaced in their entirety by the following text:

“Alternatively, a participating broker-dealer or registered representative of the dealer manager who actually sold the Common Shares may elect to receive a fee equal to 7.0% of the gross proceeds from the sale thereof, with either (a) 2.0% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale or (b) 3.0% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fourth anniversary of the closing of such sale.”

Compensation Table

In the Compensation Table section on page 100 of the Prospectus, the paragraph in the Determination of Amount column in the Selling Commissions row will be deleted in its entirety and replaced with the following:

“Our dealer manager receives selling commissions in an amount of up to 7.0% of the gross proceeds in our primary offering. Our dealer manager re-allows all selling commissions to the participating broker-dealer or registered representative of the dealer manager who actually sold the Common Shares. No selling commissions will be paid with respect to sales under our DRIP. Alternatively, a participating broker-dealer or registered representative of the dealer manager who actually sold the Common Shares may elect to receive a fee equal to 7.0% of the gross proceeds from the sale thereof, with either (a) 2.0% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale or (b) 3.0% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fourth anniversary of the closing of such sale. The total amount of all items of compensation from any source payable to our dealer manager or the participating broker-dealers will not exceed an amount that equals 10.0% of the gross proceeds of the offering (excluding Common Shares purchased through our DRIP).”

In the Compensation Table section on page 100 of the Prospectus, the last sentence of the paragraph in the Determination of Amount column in the Dealer Manager Fee row will be deleted in its entirety such that the paragraph reads:

“Our dealer manager receives a dealer manager fee in an amount of up to 3.0% of the gross proceeds in our primary offering. Our dealer manager, in its sole discretion, may re-allow all or any portion of the dealer manager fee to participating broker-dealers as a marketing fee. No dealer manager fee will be paid with respect to sales under our DRIP.”

Plan of Distribution

The second paragraph under the heading Compensation We Will Pay for the Sale of Our Common Shares on page 205 of the Prospectus will be deleted in its entirety and replaced with the following:

“Except as provided below, for sales of Common Shares, our dealer manager will receive selling commissions in an amount of up to 7.0% of the gross proceeds in our primary offering. Our dealer manager will re-allow all selling commissions to the participating broker-dealer or registered representative of the dealer manager who actually sold the Common Shares. Our dealer manager also will receive a dealer manager fee in an amount of up to 3% of the gross proceeds in our primary offering. Our dealer manager, in its sole discretion, may re-allow all or any portion of the dealer manager fee to participating broker-dealers as a marketing fee. Participating broker-dealers will use the marketing fee exclusively on marketing support and wholesaling activities. Alternatively, a participating broker-dealer or registered representative of the dealer manager who actually sold the Common Shares may elect to receive a fee equal to 7.0% of the gross proceeds from the sale thereof, with either (a) 2.0% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale or (b) 3.0% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fourth anniversary of the closing of such sale. We will not pay selling commissions or a dealer manager fee for Common Shares sold pursuant to our DRIP. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the Common Shares.”